Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, Companhia Paranaense de Energia ‒ Copel (“Copel,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

#	Title of each class	Trading symbol(s)	Name of each exchange on which registered
I.	Preferred Class B Shares, without par value*	CPLE6	NYSE
II.	American Depositary Shares (as evidenced by American Depositary Receipts)	ELP	NYSE

*      Not for trading, but only in connection with the listing of American Depositary Shares on the New York Stock Exchange.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019, unless otherwise indicated herein.

I.                   COMMON AND PREFERRED SHARES

The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our bylaws, Brazilian Corporate Law and any other applicable law concerning Brazilian companies, as amended from time to time.

A copy of our bylaws is attached to our annual report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information.

Share Capital

Our capital stock is composed of common shares and preferred shares (Class A and Class B Shares), all without par value and denominated in reais. As of December 31, 2019 our share capital, including shares in treasury, was represented by 273,655,375 shares, of which 145,031,080 were common shares, 327,142 were Class A Shares and 128,297,153 were Class B Shares. Our bylaws provide that the only permitted conversion of shares is Class A Shares are convertible into Class B Shares. Our shares are not otherwise convertible.

In addition to the negotiation in the U.S., as detailed in item II below, our common shares trade on B3 under the symbol “CPLE3” and our Class B shares trade under the symbol “CPLE6”. Our shares also trade on the LATIBEX, under the ticker symbol XCOP. All of our shares are registered in book-entry form on behalf of their holders, with share certificates issued by the Company.

Pursuant to CVM regulations, any Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

Changes to Our Share Capital

Changes to our share capital are decided by our shareholders. Our shareholders may at any time at a shareholders’ meeting decide to increase or decrease our share capital, and capital increases are subject to the preemptive rights held by all shareholders, in proportion to his or her shareholding. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable.

Any shareholders’ resolution must satisfy the quorum and all other legal requirements established in the Brazilian Corporate Law and in our bylaws. No shareholder is liable to make any further contribution to our capital stock other than with respect to the liability to pay the issue price of the shares subscribed or acquired by such shareholder.

The issuance of preferred shares does not need to follow the proportion of the common shares, provided that Brazilian Corporate Law establishes the issuance of preferred shares may not exceed two-thirds of the total number of our shares.

Dividends

Our dividend payments are subject to the provisions of Brazilian Corporate Law, and applicable local laws, and regulations and our bylaws. Our distributions can include dividends or interest on net equity (juros sobre capital próprio).  The payment of interest on net equity is subject to withholding income tax, pursuant to Brazilian tax laws, which is not levied upon payments of dividends.

The profits are distributed in proportion to the number of shares owned by each shareholder on the applicable record date.  Under Brazilian Corporate Law and our by-laws, we must pay our shareholders a mandatory distribution equal to at least 25% of our adjusted net profit for the preceding fiscal year, with holders of preferred shares having priority of payment. According to our bylaws, Class A Shares and Class B Shares are entitled to receive annual, non-cumulative minimum dividends, which dividend per share shall be at least 10% higher than the dividends per share paid to the holders of the Common Shares. Class A Shares have a dividend priority over the Class B Shares, and Class B Shares have a dividend priority over the Common Shares.

Payments of dividends for each fiscal year or payment of interest on net equity must be within 60 days from the shareholders’ meeting in which the distribution was approved, unless a shareholders’ resolution determines another date, not later than the end of the fiscal year in which such dividend was declared.

The Brazilian Corporation Law permits, however, a company to suspend the mandatory distribution of dividends if its board of directors reports to the shareholders’ meeting that the distribution would be incompatible with the financial condition of the company, subject to approval by the shareholders’ meeting and review by the fiscal council.

Notwithstanding the above, Brazilian Corporate Law and our bylaws provide that Class A Shares and Class B Shares shall acquire voting rights if we suspend the mandatory dividend payments for more than three consecutive fiscal years, and such voting rights will continue until all dividend payments, including back payments, have been made.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the requirements of the Brazilian Corporation Law.  In addition, amounts arising from tax incentive benefits or rebates are appropriated to a separate capital reserve in accordance with the Brazilian Corporation Law.  This investment incentive reserve is not normally available for distribution, although it can be used to absorb losses under certain circumstances or be capitalized. Amounts appropriated to this reserve are not available for distribution as dividends.

The Brazilian Corporation Law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders.  We may prepare financial statements semiannually or for shorter periods.  Pursuant to our bylaws, our management may declare interim dividends to be paid from profits in our semi-annual financial statements, in accordance with the Company's dividend policy and subject to further endorsement by the Shareholders’ Meeting. Any payment of interim dividends counts towards the mandatory dividend for the year in which the interim dividends were paid.

According to our bylaws, Class A Shares and Class B Shares are entitled to receive annual, non-cumulative minimum dividends, which dividend per share shall be at least 10% higher than the dividends per share paid to the holders of the Common Shares. Class A Shares have a dividend priority over the Class B Shares, and Class B Shares have a dividend priority over the Common Shares. To the extent that dividends are paid, they are to be paid in the following order:

•           first, the holders of Class A Shares have the right to receive a minimum dividend equal to 10% of the total share capital represented by the Class A Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared;

•           second, to the extent there are additional amounts to be distributed after all amounts allocated to the Class A Shares have been paid, the holders of Class B Shares have the right to receive a minimum dividend per share equal to (i) the mandatory dividend divided by (ii) the total number of Class B Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared; and

•           third, to the extent that there are additional amounts to be distributed after all amounts allocated to the Class A Shares and the Class B Shares have been paid, the holders of Common Shares have the right to receive an amount per share equal to (i) the mandatory dividend divided by (ii) the total number of Common Shares outstanding at the end of the fiscal year in respect of which dividends have been declared, provided that the Class A Shares and Class B Shares receive dividends per share at least 10% higher than the dividends per share paid to the Common Shares.

To the extent that there are additional amounts to be distributed after all amounts described in the preceding items have been paid and in the form therein described, any such additional amount will be divided equally among all our shareholders.

In order to be eligible to receive amounts remitted in foreign currency outside of Brazil, shareholders who are not residents of Brazil must register with the Central Bank in order to receive dividends, sales proceeds or other amounts with respect to their shares. The Class B Shares underlying the ADSs are held in Brazil by the custodian, as agent for the depositary, which is the registered owner of our shares.

Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. In the event that the custodian is unable to immediately convert the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that occur before such dividends are converted and remitted. In the event the holder of an ADS fails to collect its dividends from the custodian within three (3) years, counted as of the date when such dividend was made available, Brazilian corporate law states that such dividends may be returned to us. In this case, the ADS holder shall lose its right to receive the dividends.

If any dividend has not been claimed for 3 years after the date such dividend became due for payment, it will be forfeited and will revert to us.

Voting Rights

Our annual shareholders’ meeting must be held by April 30 of each year. Additionally, our board of directors or, in some specific situations set forth in Brazilian Corporate Law our shareholders or our fiscal council, may call our extraordinary shareholders’ meetings.

Holders of our common shares are entitled to one voting right for each unit of common shares held. Holders of preferred shares acquire voting rights if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the preferred shares are entitled. If a holder of preferred shares acquires voting rights in this manner, such rights will be identical to the voting rights of a holder of Common Shares and will continue until the dividend is paid.

Generally, the quorum required to hold shareholders’ meetings is at least ¼ of our issued and outstanding common shares, except as provided for by Brazilian Corporate Law and our bylaws in relation to decisions regarding certain matters. Decisions are made by simple majority, except where Brazilian Corporate Law or our bylaws provide for a different quorum.

Certain matters require majority quorum for approval, including any amendment to our bylaws and the issuance of new shares. In addition, the appointment of a specialized firm to prepare an appraisal report of our shares in case of cancellation of our registration as a publicly-held company requires a special quorum, pursuant to the terms of B3 regulations.

Under Brazilian Corporate Law, minority shareholders representing at least 5% of our voting capital stock have the right to demand a cumulative voting procedure to elect a member of our board of directors.

Preemptive Rights

Our shareholders have a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her ownership, as provided for in the Brazilian Corporate Law. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable. We may issue shares up to the limit of the authorized capital, excluding right of first refusal to the shareholders, as provided for in the Brazilian Corporate Law and in our bylaws.

Restrictions on Non-Brazilian Holders

Foreign investors face no legal restrictions barring them from holding Common Shares, Class A Shares, Class B Shares or ADSs.

The ability to convert into foreign currency dividend payments and proceeds from the sale of Class B Shares or preemptive rights, and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank. Any foreign investor who registers with the CVM in accordance with CMN Resolution No. 4,373 may buy and sell securities on Brazilian stock exchanges without obtaining a separate certificate of registration for each transaction.

Annex II to CMN Resolution No. 4,373 (“Annex II Regulations”) allows Brazilian companies to issue Depositary receipts in foreign exchange markets. Our ADS program is duly registered with the Central Bank and the CVM.

Our bylaws do not impose any limitation on the rights of Brazilian residents or non-residents to hold our shares and exercise the rights in connection therewith.

Liquidation Rights

In the event of liquidation of the Company, after all creditors have been paid, all shareholders will participate equally and ratably in any remaining residual assets.

Conversion Rights

Our bylaws provide that the only permitted conversion of shares is Class A Shares are convertible into Class B Shares. Our shares are not otherwise convertible.

Right to Withdraw

Our common shares and preferred shares are not redeemable, with the exception that a dissenting shareholder has, under certain circumstances provided for in Brazilian Corporate Law, the right to withdraw its equity interest from a company and to receive a payment for the portion of shareholder’s equity attributable to his or her equity interest.

II.                AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time.

A copy of the Deposit Agreement (as defined below) is attached to our annual report as Exhibit 2.1. Copies of the Deposit Agreement are also available for inspection at the offices of our Depositary.

We encourage you to read the Deposit Agreement (defined below), the ADS form and the applicable sections of our annual report for additional information.

General

In the U.S., we trade ADSs representing our Class B Shares, which are evidenced by American Depositary Receipts (“ADRs”).  The ADSs are negotiated on the NYSE.  The ADSs representing Class B Shares are traded with ticker symbols ELP and ELPVY.

The Bank of New York Mellon acts as Depositary for our ADSs (“Depositary”).  In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in one common share deposited with the custodian, as agent of the Depositary, under the deposit agreement dated as of March 21, 1996, as amended and restated as of November 21, 2007, between us, the Depositary, and registered holders and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

The principal executive office of the Depositary is currently located at 240 Greenwich Street, New York, NY 10286, United States of America.

You may hold ADSs either directly or indirectly through your broker or other financial institution.  If you hold ADSs directly, by having an ADS registered in your name on the books of the Depositary, you are an ADS holder.  If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADS holder described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

Holders of ADSs may not be able to exercise the preemptive rights relating to the common shares underlying their ADSs, unless a registration statement under the Exchange Act is effective with respect to those rights.

The Depositary will be the holder of the ordinary shares underlying the ADSs.  As a holder of ADSs, you will have ADS holder rights, which are set out in the Deposit Agreement.  The Deposit Agreement also sets out the rights and obligations of the Depositary.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our common shares, as detailed below. The Depositary has agreed that, to the extent practicable, it will pay to ADS holders the dividends or other distributions it or the custodian receives on common shares, making any necessary deductions provided for in the Deposit Agreement.  The Depositary may utilize a division, branch or affiliate of the Depositary to direct, manage and/or execute any public and/or private sale of common shares under the Deposit Agreement.  Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary.  ADS holders will receive these distributions in proportion to the number of underlying common shares that such ADSs represent.  Except as stated below, the Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash.  Whenever the Depositary, or on its behalf, its agent, shall receive any cash dividend or other cash distribution on any shares, the Depositary shall, or shall cause its agent to, as promptly as practicable, after its receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), convert such dividend or distribution into Dollars, transfer such Dollars to the United States and distribute the amount thus received to the holders entitled thereto, in proportion to the number of ADS representing such shares held by each of them respectively; provided, however, that in the event that the Company, the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes, the amount distributed to the ADR holders evidencing ADSs representing such shares shall be reduced accordingly. The Depositary shall distribute only such amounts as can be distributed without distributing to any holder a fraction of one cent and any balance that is not so distributed shall be held by the Depositary (without liability for the interest thereon) and shall be added to and be part of the next sum received by the Depositary for distribution to the holders of ADSs then outstanding.

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Shares.  If any distribution upon any ADSs consists of a dividend in, or free distribution of, shares, the Depositary may, and shall, if the Company so requests, distribute, as promptly as practicable, to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs representing such shares held by each of them respectively, additional ADRs evidencing an aggregate number of ADSs representing the amount of shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of the fees of the Depositary as provided in the Deposit Agreement.  In lieu of delivering receipts for fractional ADSs in any such case, the Depositary shall sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds; provided, however, that no distribution to holders shall be unreasonably delayed by any action of the Depositary or any of its agents.  If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. In addition, the Depositary may withhold any distribution of ADSs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act; provided that, in any such event, The Depositary may sell a portion of the distributed shares (or ADSs representing those shares) subject to the conditions described in the Deposit Agreement.

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Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses.  To the extent the Depositary does not do any of those things, it will allow the rights to lapse.  In that case, ADS holders will receive no value for them.  The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so.  If the Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary.  U.S. securities laws may restrict the ability of the Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. For more information, please read the Deposit Agreement.

The

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Other Distributions.  Whenever the Depositary shall receive any distribution, the Depositary may, as promptly as practicable, cause the securities or property received by it to be distributed to the holders entitled thereto, in proportion to the number of ADSs representing such deposited shares held by each of them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Depositary to the holders entitled thereto as in the case of a distribution received in cash. No distribution to holders shall be unreasonably delayed by any action of the Depositary or any of its agents. To the extent such securities or property or the net proceeds thereof are not distributed to holders, the same shall constitute deposited shares and each ADS shall thereafter also represent its proportionate interest in such securities, property or net proceeds.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Depositary will deliver ADSs if investors or their broker deposits shares or evidence of rights to receive shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

ADS holders may surrender their ADSs to the Depositary for the purpose of withdrawal.  Upon payment of Depositary’s fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian.  Or, at the ADS holder request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.  However, the Depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security.  The Depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

Investors may surrender their ADR to the Depositary for the purpose of exchanging ADRs for uncertificated ADSs.  The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.  Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

The Depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933:

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temporary delays caused by closing our transfer books or those of the Depositary or the deposit of common or preferred shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or
●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Voting Rights

Holders of the ADSs do not have the same voting rights as holders of our shares. Holders of the ADSs are entitled to the contractual rights set forth for their benefit under the Deposit Agreement.

Upon receipt of notice of any meeting or solicitation of proxies of holders of shares, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the holders a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting (or if requested by the Company a summary in English of such information provided by the Company), (b) a statement that the holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the bylaws and the provisions of the shares, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of shares represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company.

Upon the written request of an holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable and permitted under Brazilian law and the bylaws, to vote or cause to be voted the amount of shares represented by the ADSs evidenced by such ADR in accordance with the instructions set forth in such request.

The Depositary shall not itself exercise any voting discretion over any shares. If no instructions are received by the Depositary from any holder with respect to any of the shares represented by the ADSs evidenced by such holder’s ADR on or before the date established by the Depositary for such purpose, the Depositary shall deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such shares, and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such Deposited Securities; provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially or adversely affects the rights of holders of shares. Subject to applicable rules the Depositary shall deliver, at least two business days prior to the date of such meeting, to the Company, to the attention of its Chief Financial Officer, copies of all instructions received from holders in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the AADSs evidenced by such ADRs at such meeting. Delivery of instructions will be made at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary) provided that payment of such expense shall not be a condition precedent to the obligations of the Depositary under this Section.

We cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their shares.  In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that ADS holders may not be able to exercise voting rights and there may be nothing they can do if their shares are not voted as requested.

Amendment and Termination

We may agree with the Depositary to amend the amended and restated deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the amended and restated deposit agreement as amended.

The Depositary shall at any time, at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to ADRs holders then outstanding at least 30 days prior to the date fixed in such notice for such termination.

The Depositary may likewise terminate this Deposit Agreement by mailing notice of such termination to the Company and ADRs holders then outstanding, such termination to be effective on a date specified in such notice not less than 30 days after the date thereof, if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

On and after the date of termination, the ADRs holders will, upon (a) surrender of such ADR at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of such ADRs, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to the owner or upon the holder's order, of the amount of shares represented by the ADSs evidenced by such ADR.

At any time after the expiration of one year from the date of termination, the Depositary may sell the shares then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs which have not theretofore been surrendered, such holders thereupon becoming general creditors of the Depositary with respect to such net proceeds and such other cash. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash. Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary provided for in the Depositary Agreement.

Limitations on Obligations and Liability to ADS Holders

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the Depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

Depositary, ourselves and each of our and the Depositary’s respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Exchange Act, to the extent applicable.

The Company assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to holders or beneficial holders, except that it agrees to perform its obligations without negligence or bad faith.

The Depositary shall not be subject to any liability with respect to the validity or worth of the deposited securities, the ADSs or the ADRs.

Neither the Depositary nor we shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any deposited securities or in respect of the ADS, on behalf of any ADR holders or beneficial owners of ADSs or other person.

Neither the Depositary nor we shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder or beneficial owners of ADSs, or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

In the absence of bad faith on its part, the Depositary shall not be responsible for any failure to carry out any instructions to vote any of the deposited securities, the ADSs or the ADRs or for the manner in which any such vote is cast or the effect of any such vote.

The Depositary shall have no duty to make any determination or provide any information as to our or any liability for any tax consequences that may be incurred by ADR holders or beneficial owners of ADSs as a result of owning or holding ADSs.

The Depositary shall not be liable for the inability or failure of an ADR holder or beneficial owner of ADSs to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the deposit agreement.

Additionally, none of us, the Depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability.

The Depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Books of Depositary

The Depositary or its agent will keep books for the registration and transfers of ADSs, which shall be open for inspection by the ADS holders at the Depositary’s office during regular business hours, provided that such inspection is not for the purpose of communicating with ADS holders in the interest of a business or object other than our or a matter related to the deposit agreement or the ADSs.  Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the Depositary, and the Depositary may also close the issuance book portion of such register when reasonably requested by us solely in order to enable us to comply with applicable law.

The Depositary will maintain facilities for the delivery and receipt of ADRs.